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                                                                      EXHIBIT 21





                 SUBSIDIARIES OF INLAND STEEL INDUSTRIES, INC.


The subsidiaries of Inland Steel Industries, Inc. (other than certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary), each of which is incorporated in the State of Delaware (except as noted below) and each of which is wholly owned, either by Inland Steel Industries, Inc. or by one of its wholly owned subsidiaries, are as follows:


               Inland Steel Company

                      Inland Steel Mining Company

                      Inland Steel Administrative Service Company
                      (formerly known as Inland Steel Finance Company)

               Inland Materials Distribution Group, Inc.
               (formerly known as Inland Steel Services Holding, Inc.)

                      Joseph T. Ryerson & Son, Inc.

                      J. M. Tull Metals Company, Inc.
                      (a Georgia corporation)